Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation
Overview
     We are a real estate investment trust, or REIT, formed under Maryland law. We make investments in real estate primarily by making real estate loans, acquiring real estate loans and acquiring real estate interests. Our principal business objective is to generate income for distribution to our shareholders from a combination of interest and fees on loans, rents and other income from our real estate interests, and proceeds from the disposition of real estate interests.
     During the past three fiscal years, we have achieved significant growth in our revenues and net income. Our operating revenues have grown 77% to $107.4 million in fiscal 2005 as compared to $60.7 million for fiscal 2003, while our net income has increased 44% to $68.0 million in fiscal 2005 as compared to $47.2 million in fiscal 2003. In addition, in each of the past two fiscal years, our assets have increased by over 35%. The principal reasons for this growth were:
•	Increased mezzanine and bridge loans and unconsolidated real estate interests — We continued to grow our core business of making mezzanine and bridge loans and acquiring unconsolidated real estate interests in 2005 and 2004. We originated, purchased or acquired $593.4 million, $423.6 million and $242.6 million, in the aggregate, of mezzanine and bridge loans and unconsolidated real estate interests in the years ended December 31, 2005, 2004 and 2003, respectively.

•	Increased use of leverage — During the year ended December 31, 2005 we leveraged our asset base by investing $121.5 million we obtained by incurring additional senior indebtedness relating to loans and $240.0 million we obtained from our unsecured revolving credit facility.
     The current relatively low interest rate environment compared to historical interest rates has had only a limited impact upon our ability to originate investments within our investment parameters, including our targeted rates of return. We attribute this to our ability to offer structured financing that accommodates senior financing sources, to respond quickly to a borrower’s requests and to tailor our financing packages to a borrower’s needs. As a result, we believe that we do not compete for a borrower’s business on interest rates alone. In addition, we are responding to the possibility of rising interest rates by making variable rate loans in certain circumstances and by entering into the unsecured revolving credit agreement described below under “Liquidity and Capital Resources.” This increases the aggregate amount available to us under our financing facilities and we anticipate that the rate of interest on amounts we borrow under this agreement will be substantially lower than those we could obtain under our secured lines of credit or that we could negotiate in connection with senior indebtedness relating to our loans.
Liquidity and Capital Resources
     The principal sources of our liquidity and capital resources from our commencement in January 1998 through December 31, 2005 were our public offerings of common shares, 7.75% Series A cumulative redeemable preferred shares and 8.375% Series B cumulative redeemable preferred shares. After offering costs and underwriting discounts and commissions, these offerings have allowed us to obtain net offering proceeds of $594.0 million. We expect to continue to rely on offerings of our securities as a principal source of our liquidity and capital resources.
     We issued 2,760,000 Series A preferred shares in March and April 2004 for net proceeds of $66.6 million. Our Series A preferred shares accrue cumulative cash dividends at a rate of 7.75% per year of the $25.00 liquidation preference, equivalent to $1.9375 per year per share. Dividends are payable quarterly in arrears at the end of each March, June, September and December. The Series A preferred shares have no maturity date and we are not required to redeem the Series A preferred shares at any time. We may not redeem the Series A preferred shares before March 19, 2009, except in limited circumstances relating to the ownership limitations necessary to preserve our tax qualification as a real estate investment trust. On or after March 19, 2009, we may, at our option, redeem the Series A preferred shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date. For the years ended December 31, 2005 and 2004, we paid dividends on our Series A preferred shares of $5.4 million and $4.2 million, respectively.
     We issued 2,258,300 Series B preferred shares in October and November 2004 for net proceeds of $54.4 million. Our Series B preferred shares accrue cumulative cash dividends at a rate of 8.375% per year of the $25.00 liquidation preference, equivalent to $2.09375 per year per share. Dividends are payable quarterly in arrears at the end of each March, June, September and December. The Series B preferred shares have no maturity date and we are not required to redeem the Series B preferred shares at any time. We may not redeem the Series B preferred shares before October 5, 2009, except in limited circumstances relating to the ownership limitations necessary to preserve our tax qualification as a real estate investment trust. On or after October 5, 2009, we may, at our option, redeem the Series B preferred shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date. For the years ended December 31, 2005 and 2004, we paid dividends on our Series B preferred shares of $4.7 million and $1.1 million, respectively. Our Series A preferred shares and Series B preferred shares rank on a parity with respect to dividend rights, redemption rights and distributions upon liquidation.
     We also maintain liquidity through our unsecured credit facility and our secured lines of credit. At December 31, 2005, our unsecured credit facility provided for $305.0 million of maximum possible borrowings (we have the right to request an increase in the facility of up to an additional $45.0 million, to a maximum of $350.0 million, subject to certain pre-defined requirements) and three secured lines of credit, two of which each have $30.0 million of maximum possible borrowings, and the third of which has $25.0 million (as of March 2006, the maximum possible borrowing on this line increased to $50.0 million).
     The following are descriptions of our unsecured credit facility and secured lines of credit at December 31, 2005:
  Unsecured Credit Facility
     On October 24, 2005, we entered into a revolving credit agreement with KeyBank National Association, as administrative agent, Bank of America, N.A., as syndication agent, KeyBanc Capital Markets, as sole lead arranger and sole book manager, and financial institutions named in the revolving credit agreement. The revolving credit agreement originally provided for a senior unsecured revolving credit facility in an amount up to $270.0 million, with the right to request an increase in the facility of up to an additional $80.0 million, to a maximum of $350.0 million. The original amount was increased by an additional $35.0 million to $305.0 million in December 2005. Borrowing availability under the credit facility is based on specified percentages of the value of eligible assets. The credit facility will terminate on October 24, 2008, unless we extend the term an additional year upon the satisfaction of specified conditions.
     Amounts borrowed under the credit facility bear interest at a rate equal to, at our option:
•	LIBOR (30-day, 60-day, 90-day or 180-day interest periods, at our option) plus an applicable margin of between 1.35% and 1.85% or

•	an alternative base rate equal to the greater of:
•	KeyBank’s prime rate or

•	the Federal Funds rate plus 50 basis points), plus an applicable margin of between 0% and 0.35%.
     The applicable margin is based on the ratio of our total liabilities to total assets which is calculated on a quarterly basis. We are obligated to pay interest only on the amounts borrowed under the credit facility until the maturity date of the credit facility, at which time all principal and any interest remaining unpaid is due.
     Our ability to borrow under the credit facility is subject to our ongoing compliance with a number of financial and other covenants, including a covenant that we not pay dividends in excess of 100% of our adjusted earnings, to be calculated on a trailing twelve-month basis, provided however, dividends may be paid to the extent necessary to maintain our status as a real estate investment trust. The credit facility also contains customary events of default, including a cross default provision. If an event of default occurs, all of our obligations under the credit facility may be declared immediately due and payable. For events of default relating to insolvency and receivership, all outstanding obligations automatically become due and payable.
     At December 31, 2005, we had $240.0 million outstanding under the credit facility, of which $180.0 million bore interest at 5.87125% and $60.0 million bore interest at 7.25%. Based upon our eligible assets as of that date, we had $50.0 million of availability under the credit facility.
  Secured Lines of Credit
     At December 31, 2005, we had $30.0 million of availability under the first of our two $30.0 million lines of credit. This line of credit bears interest at either:
•	the 30-day London interbank offered rate, or LIBOR plus 2.5% or

•	the prime rate as published in the “Money Rates” section of The Wall Street Journal, at our election.
     Absent any renewal, the line of credit will terminate in October 2007 and any principal then outstanding must be repaid by October 2008. The lender has the right to declare any advance due and payable in full two years after the date of the advance.
     At December 31, 2005, we had $30.0 million of availability under the second of our $30.0 million lines of credit. This line of credit bears interest at the prime rate as published in the “Money Rates” section of The Wall Street Journal. This line of credit has a current term running through April 2006 with annual one-year extension options at the lender’s option and an 11-month non-renewal notice requirement.
     At December 31, 2005, we had no availability under our $25.0 million line of credit. This line of credit bears interest at the 30-day LIBOR plus 2.25%. As of December 31, 2005, the interest rate was 6.64%. In December 2005, the revolving feature of this credit line expired and all amounts then outstanding ($22.4 million) are to be repaid by December 2006. In March 2006, we renewed the revolving feature of the credit line and increased the maximum borrowing to $50.0 million.
     The aggregate amount of indebtedness outstanding under the secured lines of credit was $22.4 million at December 31, 2005. As of December 31, 2005, $28.8 million in principal amount of our loans were pledged as collateral for amounts outstanding under the secured lines of credit.
     In 2005, we chose to not renew our second $25.0 million line of credit and our $10.0 million line of credit because both of the lenders who provided the lines participated in our unsecured revolving credit facility.
     Our other sources of liquidity and capital resources include principal payments on, refinancings of, and sales of senior participations in loans in our portfolio as well as refinancings and the proceeds of sales and other dispositions of our real estate interests. These resources aggregated $501.6 million, $256.9 million, and $200.1 million for the years ended December 31, 2005, 2004 and 2003, respectively.
     We also receive funds from a combination of interest and fees on our loans, rents and income from our real estate interests and consulting fees. As required by the Internal Revenue Code, we use this income, to the extent of not less than 90% of our taxable income, to pay distributions to our shareholders. For the years ended December 31, 2005, 2004 and 2003, we paid distributions on our common shares of $63.6 million, $58.5 million and $52.7 million, respectively, of which $63.2 million, $58.2 million and $52.4 million, respectively, was in cash and $354,000, $306,000 and $296,000, respectively, was in additional common shares issued through our dividend reinvestment plan. We also paid $10.1 million and $5.3 million of dividends on our Series A and Series B preferred shares, in the aggregate, for the years ended December 31, 2005 and 2004, respectively. We had no preferred shares outstanding for the year ended December 31, 2003 so we did not pay any preferred share dividends in that year. We expect to continue to use funds from these sources to meet these needs.
     We use our capital resources principally for originating and purchasing loans and acquiring real estate interests. For the year ended December 31, 2005, we originated or purchased 70 loans in the amount of $585.4 million, as compared to 57 and 23 loans in the amount of $388.6 million and $227.7 million for the years ended December 31, 2004 and 2003, respectively. For the year ended December 31, 2005, we invested $8.0 million in unconsolidated real estate interests, as compared to $35.0 million and $14.9 million for the years ended December 31, 2004 and 2003, respectively. For the year ended December 31, 2005 we invested $1.6 million in our consolidated real estate interests, as compared to $3.5 million and $246,000 for the years ended December 31, 2004 and 2003, respectively. For the year ended December 31, 2005 we invested $6.4 million in our consolidated real estate interest held for sale, as compared to $316,000 and $1.3 million for the years ended December 31, 2004 and 2003, respectively.
     At December 31, 2005, we had approximately $71.6 million of cash on hand which, when combined with $67.2 million of loan repayments we received in January and February 2006, provided for $120.4 million of loans originated through February 28, 2006. We anticipate that we will use the $79.0 million available to be drawn on our unsecured credit facility (based upon our eligible assets at February 28, 2006, we are able to borrow up to the maximum $305.0 million and currently have $226.0 million outstanding on the line) to fund additional investments totaling approximately $85.2 million that we expect to make in March 2006.
     We believe that our existing sources of funds will be adequate for purposes of meeting our liquidity and capital needs. We do not currently experience material difficulties in maintaining and accessing these resources. However, we could encounter difficulties in the future, depending upon the development of conditions in the credit markets and the other risks and uncertainties described in Item 1A — “Risk Factors” above.

     We may also seek to develop other sources of capital, including, without limitation, long-term borrowings, offerings of our warrants, issuances of our debt securities and the securitization and sale of pools of our loans. Our ability to meet our long-term, that is, beyond one year, liquidity and capital resources requirements is subject to obtaining additional debt and equity financing. Any decision by our lenders and investors to enter into such transactions with us will depend upon a number of factors, such as our financial performance, compliance with the terms of our existing credit arrangements, industry or market trends, the general availability of and rates applicable to financing transactions, such lenders’ and investors’ resources and policies concerning the terms under which they make such capital commitments and the relative attractiveness of alternative investment or lending opportunities. In addition, as a REIT, we must distribute at least 90% of our annual taxable income, which limits the amount of cash from operations we can retain to fund our capital needs.
     The following schedule summarizes our currently anticipated contractual obligations and commercial commitments as of December 31, 2005:

	Payments Due by Period
	Less Than	One to	Three to	More Than
Contractual Obligations	One Year	Three Years	Five Years	Five Years	Total
Operating leases	$390,019	$790,694	$658,912	$—	$1,839,625
Indebtedness secured by real estate(1)	27,656,943	94,545,692	394,421	6,253,409	128,850,465
Unsecured line of credit	—	240,000,000	—	—	240,000,000
Secured lines of credit	—	22,400,000	—	—	22,400,000
Deferred compensation(2)	—	500,664	—	—	500,664

	$28,046,962	$358,237,050	$1,053,333	$6,253,409	$393,590,754

(1)	Indebtedness secured by real estate consists of senior indebtedness relating to loans, long-term debt secured by consolidated real estate interests, and liabilities underlying a consolidated real estate interest held for sale.

(2)	Represents amounts due to fund our supplemental executive retirement plan or SERP. See note 10 of our consolidated financial statements.
Off-Balance Sheet Arrangements
     We do not have any off-balance sheet arrangements that we believe have had, or are reasonably likely to have, a current or future effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources, that is material to investors.
Results of Operations
     Interest Income. Interest income is comprised primarily of interest accrued on our loans. In addition, certain of our loans provide for additional interest payable to us based on the operating cash flow or appreciation in value of the underlying real estate. We recognize this additional interest or “accretable yield” over the remaining life of the loan, such that the return yielded by the loan remains at a constant level for its remaining life. Our interest income was $80.7 million, $61.0 million and $42.3 million for the years ended December 31, 2005, 2004, and 2003, respectively.
     The $19.7 million increase in interest income from 2004 to 2005 was primarily due to:
•	an additional $31.8 million of interest earned on 101 loans totaling $763.9 million originated between January 1, 2004 and December 31, 2005, partially offset by a $14.3 million reduction of interest due to the repayment of 51 loans totaling $328.6 million during the same period;

•	$11.6 million of appreciation interests that were accreted into income and for which we collected cash, in the year ended December 31, 2005, relating to five loans that were repaid during the same period;

•	an increase of $834,000 in accretable yield included in our interest income from the year ended December 31, 2004 to the same period in 2005, relating to two loans where we have appreciation interests and

•	a decrease of $9.9 million of accretable yield due to the consolidation of a property underlying one of our loans in accordance with FIN 46, as we describe as we describe below in “Critical Accounting Policies, Judgments and Estimates.”
     The $18.7 million increase from 2003 to 2004 was primarily due to an additional $34.1 million of interest earned on 73 loans totaling $536.2 million originated between January 1, 2003 and December 31, 2004, partially offset by a $15.4 million reduction of interest due to the repayment of 51 loans totaling $385.1 million during the same period.
     Rental Income. At December 31, 2005 we had three consolidated real estate interests (three at both December 31, 2004 and 2003) which generated rental income that is included in our financial statements. Our rental income was $13.6 million for the year ended December 31, 2005, compared to $11.1 million and $8.9 million for the years ended December 31, 2004 and 2003, respectively. The increase in rental income from 2004 to 2005 was primarily due to the consolidation of one real estate interest in August 2004, partially offset by the disposition of one consolidated real estate interest in June 2004. The interest that we consolidated in August 2004 related to a loan we acquired in June 2003, which was scheduled to mature in September 2004. Shortly before the loan’s maturity, we restructured our investment and determined that we were the primary beneficiary of the variable interest entity that owned the property. Accordingly, at that time we began consolidating the financial statements of this variable interest entity. For a further description of this investment, see “— Critical Accounting Policies, Judgments and Estimates” below.
     The increase in rental income from 2003 to 2004 was primarily due to the acquisition of a consolidated real estate interest in August 2004, partially offset by the disposition of two consolidated real estate interests, one in March 2003 and one in June 2004. The acquisition that we recorded in August 2004 related to the loan we acquired in June 2003 described above.
     Fee Income and Other. Revenues generated by our wholly owned subsidiary, RAIT Capital Corp d/b/a Pinnacle Capital Group, are generally reported in this income category. Pinnacle provides, or arranges for another lender to provide, first-lien conduit loans to our borrowers. This service often assists us in offering the borrower a complete financing package, including our mezzanine or bridge financing. Where we have made a bridge loan to a borrower, we may be able to assist our borrower in refinancing our bridge loan, for which we will earn related fee income through Pinnacle. We also include financial consulting fees in this income category. Financial consulting fees are generally negotiated on a transaction by transaction basis and, as a result, the sources of such fees for any particular period are not generally indicative of future sources and amounts. We earned fee and other income of $7.0 million for the year ended December 31, 2005, as compared to $6.7 million in 2004 and $4.9 million for 2003. Included in fee and other income for 2005 were revenues of $4.6 million from Pinnacle, financial consulting fees of $2.1 million, and application fees/forfeited deposits totaling $287,000. Included in fee and other income for 2004 were revenues of $3.9 million from Pinnacle, financial consulting fees of $2.3 million, and application fees/forfeited deposits totaling $274,000. Included in fee and other income for 2003 were revenues of $2.5 million from Pinnacle, financial consulting fees of $2.0 million, and application fees/forfeited deposits totaling $169,000. Also included in 2003 fee and other income was a facilitation fee of $100,000 paid to us by Resource America, Inc. for facilitating an acquisition, by an unrelated third party financial institution, of a $10.0 million participation in a loan owned by Resource America. We had previously owned the participation from March 1999 until March 2001 and, in order for another party to acquire it, we had to reacquire it and then sell it to them. The transaction was completed in January 2004, at which time we earned an additional $23,000 representing interest for the eight days that we had funded the participation. For a description of our relationship with Resource America, see note 14 of our consolidated financial statements.
     Investment Income. We derived our investment income from the return on our unconsolidated real estate interests, and from interest earned on cash held in bank accounts.
     At December 31, 2005, we had nine (nine and eight at December 31, 2004 and 2003, respectively) unconsolidated real estate interests. Our investment income was $6.0 million for the year ended December 31, 2005, compared to $3.4 million and $4.6 million for the years ended December 31, 2004 and 2003, respectively. The $2.6 million increase from the year ended December 31, 2004 to the corresponding period in 2005 was primarily due to an additional $3.7 million of investment income accruing on six unconsolidated investments in real estate totaling $36.4 million acquired between January 1, 2004 and December 31, 2005, partially offset by a $1.1 million reduction of investment income due to the disposition of four unconsolidated investments in real estate totaling $17.6 million during the same period. Cash held in bank accounts generated investment income of $557,000, $428,000 and $421,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Most of the investment income we earned on cash deposits was generated from our bank accounts with The Bancorp Bank. For a description of our relationship with The Bancorp Bank, see note 14 of our consolidated financial statements.
     The decrease of $1.2 million from the year ended December 31, 2003 to the corresponding period in 2004 was primarily due to a decrease of $2.5 million of income relating to our appreciation interests, partially offset by a $1.4 million increase in income from our unconsolidated real estate interests. In 2003 we recognized income of $2.5 million relating to our realization of appreciation interests in five of our unconsolidated real estate interests. In 2004 we recognized $2.4 million relating to our appreciation interest in one of our investments, but due to the structure of the investment, the income was not included in the “Investment income” line item in our financial statements. See — “Gain on Sale of Real Estate Interests” below for a discussion of this transaction.
     Gain on Sale of Real Estate Interests. In June 2004 we recognized $2.4 million relating to our appreciation interest in one of our investments. Because we had a controlling interest in the entity that owned the real estate, we accounted for our equity interest on a consolidated basis. Accordingly, when our appreciation interest was realized (with the economic intent of generating additional interest income), under generally accepted accounting principles in the United States, we recognized income as gain on sale of real estate interest. As of September 30, 2004 we had restructured this investment into a mezzanine loan, and as of December 31, 2004 it had been fully repaid.
     In March 2003, we sold a 40% limited and sole general partnership interest in a limited partnership that owns a property to an unrelated party. We retained an 11% limited partnership interest. The limited partnership interest we sold had a book value of negative $1.4 million. The buyer paid $914,000 and we recognized a gain of $2.4 million.
     Loss on Sale of Unconsolidated Real Estate Interest. In December 2005, the general partner of a limited partnership in which we held an 11% limited partnership interest entered into an agreement to sell the apartment building that it owned. Our share of the net sales proceeds was approximately $2.0 million and the book value of our unconsolidated interest was $2.2 million, thereby resulting in a loss on sale of $198,000.
     Interest Expense. Interest expense consists of interest payments made on senior indebtedness relating to loans, long term debt secured by consolidated real estate interests and interest payments made on our credit facility and lines of credit. We anticipate our interest expense will increase as we increase our use of leverage to enhance our return on our investments. Interest expense was $13.4 million for the year ended December 31, 2005, as compared to $5.9 million and $5.1 million in 2004 and 2003, respectively. The $7.5 million increase from the year ended December 31, 2004 to the same period in 2005 was primarily attributable to the establishment and utilization of $443.5 million in additional availability on new and existing lines of credit and senior indebtedness relating to loans partially offset by a $444,000 reduction of interest expense on long term debt secured by consolidated real estate interests, due to the disposition of a consolidated real estate interest in June 2004, and a $336,000 reduction of interest expense on senior indebtedness relating to loans due to our repayment, during 2005, of $32.6 million of senior indebtedness relating to loans.
     The $800,000 increase in interest expense from the year ended December 31, 2003 to the corresponding period in 2004 resulted primarily from the following:
•	$660,000 of increased interest expense due to the utilization of a new $25.0 million credit facility commencing in February 2004, combined with an increase in both the interest rate and the periods for which amounts drawn remained outstanding on our credit lines; and

•	a net increase of $920,000 of interest expense paid on a net increase of $20.5 million of senior indebtedness relating to loans between January 1, 2003 and December 31, 2004; partially offset by

•	$785,000 decrease in interest expense due to the disposition of two consolidated real estate interests; one in March 2003 and one in June 2004.
     Property Operating Expenses; Depreciation and Amortization. Property operating expenses were $7.7 million for the year ended December 31, 2005, compared to $5.7 million and $5.1 million for 2004 and 2003, respectively. Depreciation and amortization was $1.5 million for the year ended December 31, 2005, compared to $1.1 million for both 2004 and 2003. The increases in property operating expenses and depreciation and amortization from year ended December 31, 2004 to the corresponding period in 2005 were due to the net effect of the consolidation of one real estate interest in August 2004, partially offset by the disposition of one consolidated real estate interest in June 2004, as discussed in “Rental Income” above.
     The increase in property operating expenses and depreciation and amortization from the year ended December 31, 2003 to the year ended December 31, 2004 was partially due to the net effect of the acquisition of one consolidated real estate interests and the disposition of two consolidated real estate interests during 2003 and 2004. The other factor was an overall increase of 5-10% in property operating expenses at all properties. The increased expenses had little effect on the overall operations of the properties however, as rental income had generally increased at the same pace as the property operating expenses.

     Included in property operating expenses are management fees paid to Brandywine Construction & Management, Inc., an affiliate of the spouse of our chairman and chief executive officer, for providing real estate management services for the real estate underlying our real estate interests. Brandywine provided real estate management services to four, five and six properties underlying our consolidated real estate interests at December 31, 2005, 2004 and 2003, respectively. We paid management fees of $525,000, $634,000, and $545,000 to Brandywine for the years ended December 31, 2005, 2004 and 2003, respectively. In addition, at December 31, 2005, 2004 and 2003, Brandywine provided real estate management services for real estate underlying seven, nine and eleven, respectively, of our unconsolidated real estate interests (whose results of operations are not included in our consolidated financial statements.) We anticipate that we will continue to use Brandywine to provide real estate management services.
     Salaries and Related Benefits; General and Administrative Expense. Salaries and related benefits were $5.1 million for the year ended December 31, 2005, as compared to $4.6 million and $3.5 million for 2004 and 2003, respectively. General and administrative expenses were $4.2 million for the year ended December 31, 2005, as compared to $4.2 million and $2.8 million for 2004 and 2003, respectively. The increases in salaries and related benefits and in general and administrative expenses were due to:
•	the grant of 2,744 phantom units pursuant to our equity compensation plan in 2004, as compared to the grant of 1,392 phantom shares and 11,316 phantom units pursuant to our equity compensation plans in 2005;

•	increased personnel and occupancy expenses which reflect the expansion of our staff to support the increased size of our portfolio, due to the significant infusion of new capital, primarily from our public offerings;

•	increased compliance costs relating to new regulatory requirements and

•	increased costs for directors’ and officers’ liability insurance.
     Included in general and administrative expense is rental expense relating to our downtown Philadelphia office space. We sublease these offices pursuant to two operating leases that provide for annual rentals based upon the amount of square footage we occupy. The sub-leases expire in August 2010 and both contain two five-year renewal options. One sub-lease is with The Bancorp, Inc. We paid rent to Bancorp in the amount of $295,000, $251,000 and $244,000 for the years ended December 31, 2005, 2004 and 2003 respectively. The other sublease is with The Richardson Group, Inc. Our relationship with Richardson is described in note 13 of our consolidated financial statements. We paid rent to Richardson in the amount of $43,000, $56,000 and $55,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Effective April 1, 2005, Richardson relinquished to the landlord its leasehold on a portion of the space they had subleased to us. Simultaneously, Bancorp entered into a lease agreement with the landlord for that space. We then entered into a new sublease with Bancorp for that space at annual rentals based upon the amount of square footage we occupy. Also included in general and administrative expenses is $60,000 that we paid in each of the years ended December 31, 2005, 2004 and 2003 to Bancorp for technical support services provided to us.
     Discontinued Operations. As of October 3, 2005, we classified as “held for sale” one of our consolidated real estate interests, consisting of an 89% general partnership interest in a limited partnership that owns a building in Philadelphia, Pennsylvania with 456,000 square feet of office/retail space. As of March 31, 2006, we classified as “held for sale” a consolidated real estate interest consisting of a 110,421 square foot shopping center in Norcross, Georgia. Also, as of May 11, 2006, we classified as “held for sale” a consolidated real estate interest consisting of a 216-unit apartment complex and clubhouse in Watervliet, New York. The results of operations attributable to these interests have been reclassified, for all periods presented, to “discontinued operations”.

     The following is a summary of the aggregate results of operations for the consolidated real estate interests held for sale for the years ended December 31, 2005, 2004 and 2003. These amounts have been reclassified to discontinued operations in the Company’s consolidated statements of income for all periods presented:

	For the Years Ended December 31,
	2005	2004	2003
Rental income	$17,294,045	$16,879,139	$15,451,688
Less:
Operating expenses	8,253,441	8,546,855	7,673,541
Interest expense	3,866,681	3,932,432	3,632,333
Depreciation and amortization	2,041,145	2,670,550	2,484,678

Net income before gain on involuntary conversion	2,772,778	1,729,302	1,661,136
Gain on involuntary conversion	—	1,282,742	—

Net income from discontinued operations	$2,772,778	$3,012,044	$1,661,136

     The increases in rental income from 2004 to 2005 and from 2003 to 2004 were due to our successful negotiation of expansions and renewals of leases with existing major tenants. The decrease in depreciation and amortization for the year ended December 31, 2005 was due to the cessation of our recognition of depreciation expense at the property that we considered “held for sale” as of October 3, 2005.
     On June 18, 2004, a fire involving one of our consolidated real estate interests held for sale (a 110,421 square foot shopping center in Norcross, Georgia) resulted in extensive damage to an 8,347 square foot building on an out-parcel of land located in the parking lot of the shopping center. Our insurance carrier settled the claims related to the fire. As a result of settling these claims, we received total cash proceeds of $1.7 million and recorded a gain on involuntary conversion of $1.3 million.
Inflation
     In our three most recent fiscal years, inflation and changing prices have not had a material effect on our net income and revenue.
Critical Accounting Policies, Judgments and Estimates
     Our accounting and reporting policies conform with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires that we make estimates and assumptions in certain circumstances that affect amounts reported in our consolidated financial statements. We have made our best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from those estimates under different assumptions or conditions.
     Basis of Financial Statement Presentation — The consolidated financial statements include our accounts and the accounts of our qualified REIT subsidiaries, our wholly owned subsidiary, RAIT Capital Corp., our majority-owned and controlled partnerships, OSEB Associates L.P. and, until June 30, 2004, Stobba Associates, L.P. (we no longer consolidated Stobba Associates as of June 30, 2004, when we exchanged our 49% limited partnership interest for cash of $750,000 and an $8.2 million mezzanine loan), our majority-owned and controlled limited liability companies, RAIT Executive Boulevard, LLC and RAIT Carter Oak, LLC. We have eliminated all significant intercompany balances and transactions. As of and for the year ended December 31, 2005 and 2004, our consolidated financial statements include the accounts of a variable interest entity, or VIE, of which the we are the primary beneficiary. For a description of this entity see “— Fin 46” below.
     We consolidate any corporation in which we own securities having over 50% of the voting power of such corporation. We also consolidate any limited partnerships and limited liability companies where:
•	we have either the general partnership or managing membership interest,

•	we hold a majority of the limited partnership or non-managing membership interests and

•	the other partners or members do not have important rights that would preclude consolidation.
     Further, we account for our non-controlling interests in limited partnerships under the equity method of accounting, unless such interests meet the requirements of EITF:D-46 “Accounting for Limited Partnership Investments” to be accounted for under the cost method of accounting. In accordance with EITF 03-16, “Accounting for Investments in Limited Liability Companies,” our accounting policy for our non-controlling interests in limited liability companies is the same as it is for our non-controlling interests in limited partnerships.
     Revenue Recognition — We consider nearly all of our loans and other lending investments to be held-to-maturity. We reflect held-to-maturity investments at amortized cost less allowance for loan losses, acquisition discounts, deferred loan fees and undisbursed loan funds. We recognize interest income using the effective yield method applied on a loan-by-loan basis. Occasionally, we may acquire loans at discounts based on the credit characteristics of such loans. We account for the discount by first measuring the loan’s scheduled contractual principal and contractual interest payments over its expected future cash flows to determine the amount of the discount that would not be accreted (nonaccretable difference). We accrete the remaining amount, representing the excess of the loan’s expected future cash flows over the amount paid, into interest income over the remaining life of the loan (accretable yield). Over the life of the loan, we estimate the expected future cash flows from the loan regularly, and record any decrease in the loan’s actual or expected future cash flows as a loss contingency for the loan. We use the present value of any increase in the loan’s actual or expected future cash flows first to reverse any previously recorded loss contingency not charged off for the loan. For any remaining increase, we adjust the amount of accretable yield by reclassification from nonaccretable difference and adjust the amount of periodic accretion over the loan’s remaining life. We also defer loan origination fees or “points,” as well as direct loan origination costs, and recognize them over the lives of the related loans as interest based upon the effective yield method.
     Many of our loans provide for accrual of interest at specified rates which differ from current payment terms. Interest is recognized on such loans at the accrual rate subject to our determination that accrued interest and outstanding principal are ultimately collectible, based on the operations of the underlying real estate.
     We recognize prepayment penalties from borrowers as additional income when received. Certain of our loans and unconsolidated real estate interests provide for additional interest based on the operating cash flow or appreciation in value of the underlying real estate. We accrete projected future cash flows relating to these additional interests into interest income over the remaining life of a particular loan. We review the projected future cash flows on a regular basis and we record any decrease in the loan’s actual or expected future cash flows as a loss contingency for that particular loan. We apply the present value of any increase in the loan’s actual or expected future cash flows first to any previously recorded loss contingency for that particular loan. We account for any remaining increase by reclassifying that amount from the nonaccretable difference, thereby adjusting the amount of periodic accretion over that particular loan’s remaining life.
     In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 addresses the accounting for acquired impaired loans, which are loans that show evidence of having deteriorated in terms of credit quality since their origination. SOP 03-3 is effective for loans acquired after December 31, 2004. Our adoption of SOP 03-3 did not have a material effect on our financial condition, results of operations, or liquidity.
     Provision for Loan Losses — Our accounting policies require us to maintain an allowance for estimated loan losses at a level that we consider adequate to provide for loan losses, based upon our quarterly evaluation and analysis of the portfolio, historical and industry loss experience, economic conditions and trends, collateral values and quality, and other relevant factors. We have a reserve for loan losses of $226,000 as of December 31, 2005. This reserve is a general reserve and is not related to any individual loan or to any anticipated losses. In accordance with our policy, we determined that this reserve was adequate as of December 31, 2005 and 2004 based on our credit analysis of each of the loans in our portfolio. If that analysis were to change, we may be required to increase our reserve, and such an increase, depending upon the particular circumstances, could be substantial. Any increase in reserves will constitute a charge against income. We will continue to analyze the adequacy of this reserve on a quarterly basis.
     If we determine that a loan is impaired, we establish a specific valuation allowance for it in the amount by which the carrying value, before allowance for estimated losses, exceeds the fair value of collateral, with a corresponding charge to the provision for loan losses. We generally utilize a current, independently prepared appraisal report to establish the fair value of the underlying collateral;

however if we are unable to obtain such an appraisal we will establish fair value using discounted cash flows and sales proceeds as well as obtaining valuations of comparable collateral. We do not currently have any specific valuation allowances. If we considered a loan, or a portion thereof, to be uncollectible and of such little value that further pursuit of collection was not warranted we would charge-off that loan against its specific valuation allowance.
     Consolidated Real Estate Interests — Our consolidated real estate interests include land, buildings and improvements, and escrows and reserves on deposit with the first mortgage lender. We carry buildings and improvements at cost less accumulated depreciation. Depreciation is computed using the straight-line method over an estimated useful life of up to 39 years (non-residential) and 27.5 years (residential). We account for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS No. 144. SFAS No. 144 addresses the requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. As of December 31, 2005 we believe that there is no impairment of any of our consolidated real estate interests.
     SFAS No. 144 also changes the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. As of October 3, 2005, we classified as “held for sale” a consolidated real estate interest consisting of a building in Philadelphia, PA with 456,000 square feet of office/retail space. In accordance with SFAS No. 144, the assets and liabilities of this real estate interest have been separately classified on our balance sheet as of December 31, 2005 and 2004, and the results of operations attributable to this interest have been reclassified, for all periods presented, to “discontinued operations”. Additionally, depreciation expense was no longer recorded for this asset once it was classified as “held for sale”.
     As of March 31, 2006, we classified as “held for sale” a consolidated real estate interest consisting of a 110,421 square foot shopping center in Norcross, Georgia. Also, as of May 11, 2006, we classified as “held for sale” a consolidated real estate interest consisting of a 216-unit apartment complex and clubhouse in Watervliet, New York. The results of operations attributable to these interests have been reclassified, for all periods presented, to “discontinued operations”.
     See note 6 for a description of these consolidated real estate interests and the results of their operations that have been reclassified as “discontinued operations.”
     Federal Income Taxes — We qualify and we have elected to be taxed as a real estate investment trust, or REIT, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with our taxable year ending December 31, 1999. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our taxable income that we distribute to our shareholders. As a REIT, we are subject to a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our annual taxable income. As of and for the years ended December 31, 2005 and 2004, we were in compliance with all requirements necessary to qualify for taxation as a REIT.
     FIN 46. We have adopted Financial Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities” and revised FIN 46 (“FIN 46(R)”). In doing so, we have evaluated our various interests to determine whether they are in VIEs. These variable interests are primarily subordinated financings in the form of mezzanine loans or unconsolidated real estate interests. We have identified 23 variable interests, having an aggregate book value of $182.4 million, that we hold as of December 31, 2005. For one of these variable interests, a first mortgage loan with a book value of $40.8 million at December 31, 2005, we determined that we are the primary beneficiary and such variable interest is included in our consolidated financial statements.
     The VIE we consolidated is the borrower under a first mortgage loan secured by a 594,000 square foot office building in Milwaukee, Wisconsin. We purchased the first mortgage loan in June 2003 (face value and underlying collateral value are both in excess of $40.0 million) for $26.8 million. At the time we purchased the loan, we determined that the entity that owned the property was not a VIE.
     Before the loan’s maturity date, in August 2004, we entered into a forbearance agreement with the borrower that provided that we would take no action with regard to foreclosure or sale of the building for a period of three years, with two one-year extension options, subject to our approval. The agreement also gave us operational and managerial control of the property with the owner relinquishing any right to participate. We also agreed to make additional loan advances to fund outstanding fees and commissions (some of which fees were owed to an affiliate of the owner), and to fund shortfalls in operating cash flow, if necessary, during the forbearance period. The loan remains outstanding in its full amount and, aside from extending the maturity date of the loan, no other terms were adjusted.
     We concluded that entry into the forbearance agreement was a triggering event under FIN 46(R) and thus the variable interest had to be reconsidered. Because the actual owner of the property no longer had a controlling financial interest in the property and we had the obligation to make additional advances under our loan to fund any potential losses, we determined that the borrower was a VIE and that we were the primary beneficiary due to our absorption of the majority of the probability weighted expected losses, as defined in FIN 46(R). We continue to hold a valid and enforceable first mortgage loan and the value of the property exceeds our carrying value for the loan. However, as the primary beneficiary, we are required to consolidate this variable interest entity pursuant to FIN 46(R).
     Our consolidated financial statements as of and for the years ended December 31, 2005 and 2004 include the assets, liabilities, and results of operations of the VIE, which we summarize below:

		For the Period from
	For the Year	August 29, 2004
	Ended	(consolidation) through
	December 31, 2005	December 31, 2004
Total assets	$47,052,000	$45,618,000

Total liabilities	$743,000	$576,000

Total income	$8,826,000	$4,591,000
Total expense	5,547,000	1,748,000

Net income	$3,279,000	$2,843,000